Exhibit 99.1

Harbin Electric Reports Fourth Quarter and Full Year 2010 Results

HARBIN, China, March 17, 2011 -- Harbin Electric, Inc., ("Harbin Electric" or the "Company"; Nasdaq: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People's Republic of China, yesterday reported its fourth quarter and full year 2010 financial results and filed its annual report on SEC Form 10-K for the year ended December 31, 2010.

Financial Summary for 2010 versus 2009

	2010	2009	YoY% Change

Revenue	$426,481,250	$223,234,394	91%

Gross Profit	$135,712,938	$76,612,174	77%

Gross Profit Margin	31.8%	34.3%

Operating Income	$93,315,405	$55,847,301	67%

Operating Margin	21.9%	25.0%

Net Income Attributable to Controlling Interest	$76,815,346	$19,646,781	291%

Net Margin	18.0%	8.8%

Adjusted Net Income Attributable to Controlling Interest*	$85,174,811	$43,813,233	94%

Adjusted Net Margin*	20.0%	19.6%

Diluted EPS Attributable to Controlling Interest	$2.46	$0.77	221%

Adjusted Diluted EPS Attributable to Controlling Interest*	$2.72	$1.71	59%

*See Reconciliation of non-GAAP measure to GAAP net income. Also see “About Non-GAAP Financial Measures” toward the end of this release

Revenue

For the year ended December 31, 2010, total revenues were $426.5 million, compared with $223.2 million in 2009. This reflects a $203.2 million or 91% year-over-year growth. The $203.2 million year-over-year revenue growth was attributable to $165.4 million growth in industrial rotary motors, $15.7 million growth in linear motors, $20.5 million growth in specialty micro motors, and $1.6 million growth in sales of other products.

The $165.4 million higher revenue in industrial rotary motors in 2010 versus 2009 was due to the following factors: (i) a $144.4 million increase in sales at Xi’an Simo reflecting full year results of $188.5 million in 2010 versus only one quarter results of $44.1 million in 2009 as Xi’an Simo was acquired in October 2009; and (ii) a $21.0 million increase in sales driven by higher volume and price at Weihai.

Linear motor sales were up $15.7 million from 2009 due to the following factors: (i) higher volume in oil pump sales (562 units in 2010 compared to 540 units in 2009, approximately $1.2 million higher sales), (ii) a $12.4 million sales increase in linear motor propulsion system for coal transportation reflecting full year results of $19.7 million in 2010 versus only one quarter results of $7.3 million in 2009 as deliveries of linear motor propulsion systems newly developed for coal transportation trains began in 4Q09, and (iii) higher sales volume in other linear motors.

Sales of specialty micro motors in 2010 were up $20.5 million from 2009, driven primarily by higher sales volume. We also expanded our customer base and gained several new customers which contributed to the total sales increase in 2010.

Gross Profit

The following table presents the revenue contribution and the gross profit margin by each product line and the corporate average gross margin for the years ended December 31, 2010 and 2009.

	Percent of Total Revenues		Gross Profit Margin
Product Line	2010	2009	2010	2009
Linear Motors and Related Systems	18%	27%	60.2%	59.3%
Specialty Micro-Motors	14%	18%	34.2%	39.2%
Rotary Motors	66%	52%	23.5%	18.9%
Weihai	22%	32%	11.6%	11.2%
Xi'an	44%	20%	29.4%	31.6%
Others	2%	3%	37.1%	46.1%
Total/Average	100%	100%	31.8%	34.3%

The 2.5% decline year-over-year in the Company’s overall gross profit margin was mainly due to changes in the product mix as sales of lower-margin industrial rotary motors expanded as a result of the acquisition of Xi’an Simo in October 2009.  Additionally, gross margin for specialty micro-motors also declined significantly, which contributed to the lower overall gross profit margin. Escalating prices of the raw material used to produce our products such as copper, silicon carbon steel, and cast iron also hurt the margin.

By product line, gross profit margin for linear motors and related systems expanded slightly from 2009 to 2010 as we sold more higher-margin products such as permanent magnetic linear motor driven oil pumps and linear motor driven propulsion systems for coal transportation. Gross profit margin for each type of linear motors remained stable as we believe we continue to be the leader in linear motor technology in China and we have maintained a competitive edge in our product development and production in linear motor technology.

For specialty micro-motors, gross profit margin declined significantly to 34.2% in 2010 as compared to 39.2% in 2009, primarily as a result of the following factors: (i) moving production from Harbin to the new plant in Shanghai, where manufacturing costs such as labor and fixed costs are relatively higher, particularly at the start-up stage since our Shanghai plant only started up in the fourth quarter of 2009 and continued its ramp-up in 2010; (ii) increased raw material prices; (iii) declining average sales price as a result of changing product mix; and (iv) higher cost associated with new product launches.

For rotary motors at Xi’an Simo, gross profit margin declined to 29.4% in 2010 as compared to 31.6% in 2009, reflecting the following factors: (i) higher raw material cost; and (ii) higher costs associated with some operational changes initiated by management since the acquisition. Gross profit margin at Weihai remained relatively stable, as increasing raw material costs were offset by improved manufacturing efficiency and we were able to pass some of the higher raw material costs on to customers.

Operating Expenses

Selling, general and administrative expenses (SG&A) amounted to $39.0 million and $18.7 million in 2010 and 2009, respectively, or 9.1% and 8.4% of each year’s total revenue. Increases in SG&A from 2009 to 2010 primarily reflected the following factors:

•
The full year impact of Xi’an Simo as it was acquired in October 2009. SG&A at Xi’an Simo totaled $16.6 million (excluding bad debt allowance) in the full year of 2010 as compared to $4.0 million in 2009.

•
Xi’an Simo recorded a total of $7.2 million bad debt allowance in 2010, which was mainly associated with Xi’an Simo. At the time of the acquisition, management did not have sufficient information about Xi’an Simo’s customers and the payment pattern of its customers to determine the collectability of accounts receivable. Therefore, reserves for accounts receivable were taken conservatively at the beginning. After a year of integration and with over one year of hands-on experience in managing the operations at Xi’an Tech Full Simo, management reviewed and analyzed the accounts receivable and had sufficient knowledge to determine the likelihood of collection of the aging accounts receivable.

•
Expenses related to the Going Private Proposal submitted by the Company’s Chairman and CEO, Mr. Tianfu Yang (see Recent Events section below) totaled approximately $1.4 million. This amount included legal fees associated with the class action law suits (see Item 3 Legal Proceedings), fees associated with legal and financial advisors for the Special Committee of the Board of Directors, and other related expenses, all of which were incurred in the fourth quarter of 2010.

Excluding the $7.2 million in bad debt allowance and $1.4 million expenses related to the Going Private Proposal, the SG&A in 2010 would have been $30.4 million, or 7.1% of total revenue, as compared to 8.4% in 2009, reflecting greater operating efficiency in 2010.

Net Income

The Company recorded a net income attributable to controlling interest of $76.8 million, or $2.46 per diluted share in 2010. This compared with a net income of $19.6 million, or $0.77 per diluted share in 2009. The GAAP net income attributable to controlling interest in both years included several non-recurring items. Excluding these non-recurring items, the adjusted non-GAAP net income totaled $85.2 million in 2010, or $2.72 per diluted share, as compared to $43.8 million in 2009, or $1.71 per diluted share. The non-GAAP adjusted net margin was 20.0% in 2010, slightly higher than 19.6% in 2009. The following table provides the non-GAAP financial measure and a reconciliation of the non-GAAP measures to the GAAP net income.

	2010	2009
Net Income Attributable to Controlling Interest	$76,815,346	$19,646,781
Add back (deduct):
Expenses related to Going Private Proposal	$1,403,113	$0
Other Income - Government Grant	$(270,730)	$(1,172,560)
Gain on debt repurchase	$0	$(4,155,000)
Amortization associated with debt repurchase	$0	$7,279,487
Loss on cross currency swap settlement	$0	$9,000,000
Loss from disposal of subdivision	$623,158	$0
Provision for bad debts	$7,178,055	$0
Change in fair value of warrant	$(574,131)	$13,214,525

Adjusted Net Income Attributable to Controlling Interest	$85,174,811	$43,813,233

Diluted EPS Attributable to Controlling Interest	$2.46	$0.77
Add back (deduct):
Expenses related to Going Private Proposal	$0.04	$0.00
Other Income - Government Grant	$(0.01)	$(0.05)
Gain on debt repurchase	$0.00	$(0.16)
Amortization associated with debt repurchase	$0.00	$0.28
Loss on cross currency swap settlement	0.00	0.35
Loss from disposal of subdivision	$0.02	$0.00
Provision for bad debts	$0.23	$0.00
Change in fair value of warrant	$(0.02)	$0.52

Adjusted Diluted EPS Attributable to Controlling Interest	$2.72	$1.71

Financial Summary for 4Q10 versus 4Q09

	4Q10	4Q09	YoY% Change

Revenue	$106,205,579	$107,213,986	-1%

Gross Profit	$31,063,881	$36,063,886	-14%

Gross Profit Margin	29.2%	33.6%

Operating Income	$15,648,333	$25,962,245	-40%

Operating Margin	14.7%	24.2%

Net Income Attributable to Controlling Interest	$12,713,922	$18,319,775	-31%

Net Margin	12.0%	17.1%

Adjusted Net Income Attributable to Controlling Interest*	$19,603,401	$19,356,385	1%

Adjusted Net Margin*	18.5%	18.1%

Diluted EPS Attributable to Controlling Interest	$0.41	$0.59

Adjusted Diluted EPS Attributable to Controlling Interest*	$0.62	$0.62

*See Reconciliation of non-GAAP measure to GAAP net income. Also see “About Non-GAAP Financial Measures” toward the end of this release

Revenue

For the quarter ended December 31, 2010, total revenues were $106.2 million, relatively flat compared with $107.2 million in 4Q09. Higher sales in rotary motors at Xi’an Simo were roughly offset by lower sales in linear motors and specialty micro-motors. The following were key contributing factors to the fourth quarter revenue comparison: (i) higher sales at Xi’an Simo in 4Q10 ($50.0 million) versus 4Q09 ($44.1 million); (ii) lower unit sales of oil pumps in 4Q10 (52 units) versus 4Q09 (116 units); (ii) lower sales of linear motor propulsion systems for coal transportation trains in 4Q10 ($5.7 million) versus 4Q09 ($7.3 million); and (iv) flat sales at Weihai year over year as Weihai has been operating at near full-capacity.

Gross Profit

The following table presents the revenue contribution and the gross profit margin by each product line and the corporate average gross margin for the quarter ended December 31, 2010 and 2009.

	Percent of Total Revenues		Gross Profit Margin
Product Line	4Q10	4Q09	4Q10	4Q09
Linear Motors and Related Systems	16%	19%	56.7%	61.6%
Specialty Micro-Motors	13%	16%	29.9%	37.8%
Rotary Motors	69%	63%	22.7%	23.9%
Weihai	22%	22%	11.1%	9.6%
Xi'an	47%	41%	28.2%	31.6%
Others	1%	2%	34.7%	42.3%
Total/Average	100%	100%	29.2%	33.6%

The contributing factors to the decline in the overall gross profit margin in 4Q10 versus 4Q09 are mainly the following: (i) sales of lower-margin industrial rotary motors grew more than sales of higher margin products; (ii) gross margin for specialty micro-motors declined significantly due to lower average sales price as a result of changing product mix and higher cost associated with new product launch in 4Q10; (iii) sales of higher margin linear motors such as oil pumps and linear motors propulsion systems for coal transportation declined; and (iv) additional inventory allowance in 4Q10 for aging inventories at Xi’an Simo impacted the gross margin negatively.

Operating Expenses

Selling, general and administrative expenses (SG&A) amounted to $14.6 million and $9.3 million in 2010 and 2009, respectively, or 13.8% and 8.7% as a percentage of each quarter’s total revenue. Increases in SG&A from 4Q09 to 4Q10 primarily reflected the following factors:

•
Xi’an Simo recorded a total of $5.2 million bad debt allowance in 2010, which was mainly associated with Xi’an Simo. At the time of the acquisition, management did not have sufficient information about Xi’an Simo’s customers and the payment pattern of its customers to determine the collectability of accounts receivable. Therefore, reserves for accounts receivable were taken conservatively at the beginning. After a year of integration and with over one year of hands-on experience in managing the operations at Xi’an Simo, management reviewed and analyzed the accounts receivable and had sufficient knowledge to determine the likelihood of collection of the aging accounts receivable.

•
Expenses related to the Going Private Proposal submitted by the Company’s Chairman and CEO, Mr. Tianfu Yang (see Recent Events section below) totaled approximately $1.4 million. This amount included legal fees associated with the class action law suits (see Item 3 Legal Proceedings), fees associated with legal and financial advisors for the Special Committee of the Board of Directors, and other related expenses, all of which were incurred in the fourth quarter of 2010.

Excluding the $5.2 million in bad debt allowance and $1.4 million expenses related to the Going Private Proposal, the SG&A in 4Q10 would have been $8.0 million, or 7.5% of total revenue, as compared to 8.7% in 4Q09, reflecting greater operating efficiency in 2010.

Net Income

The Company recorded a net income attributable to controlling interest of $12.7 million, or $0.41 per diluted share in 4Q10. This compared with a net income of $18.3 million, or $0.59 per diluted share in 4Q09. The GAAP net income attributable to controlling interest in 4Q10 included several non-recurring items. Excluding these non-recurring items, the adjusted non-GAAP net income totaled to $19.6 million in 4Q10, or $0.62 per diluted share, as compared to $19.4 million in 4Q09, or $0.62 per diluted share. The non-GAAP adjusted net margin was 18.5% in 4Q10, slightly higher than 18.1% in 4Q09. The following table provides the non-GAAP financial measure and a reconciliation of the non-GAAP measure to the GAAP net income for the two quarters.

	4Q10	4Q09
Net Income Attributable to Controlling Interest	$12,713,922	$18,319,775
Add back (deduct):
Expenses related to Going Private Proposal	$1,403,113	$0
Other Income - Government Grant	$(270,730)	$0
Provision for bad debts	$5,209,766	$0
Change in fair value of warrant	$547,330	$1,036,610

Adjusted Net Income Attributable to Controlling Interest	$19,603,401	$19,356,385

Diluted EPS Attributable to Controlling Interest	$0.41	$0.59
Add back (deduct):
Expenses related to Going Private Proposal	$0.04	$0.00
Other Income - Government Grant	$(0.01)	$0.00
Provision for bad debts	$0.17	$0.00
Change in fair value of warrant	$0.02	$0.03

Adjusted Diluted EPS Attributable to Controlling Interest	$0.62	$0.62

“We are very pleased to report another record year in our Company’s history," said Mr. Tianfu Yang, Chairman and Chief Executive Officer of Harbin Electric. “Revenues nearly doubled, while our earnings, including operating earnings and net earnings, grew significantly. Our growth was reflected in all product lines, thanks to successful acquisitions over the past few years that have enhanced our earnings power and strengthened our position in the industry. During the year, we were also able to secure $35 million and RMB100 million loan facilities and became one of very few small private enterprises to receive financing from China Development Bank. This, we believe, is recognition of our growing importance in China’s economy and of the quality of our operational and financial performance.

“We further improved internal controls over financial reporting across all our businesses and especially at Xi’an Simo as we have been integrating this former State-Owned-Enterprise (SOE) into the more structured and rigorous practices of a US publicly traded company. We believe that we have generally maintained effective internal control throughout our operations. However, when we acquired Xi’an Simo, we understood that there were inherent weaknesses in internal control systems typically associated with SOEs and we realized that how big a challenge it would be to bring Xi’an Simo to the level of compliance with our existing operations.  We invested many resources, engaged a major accounting firm to assist us, and worked hard for over a year, to develop, implement, and improve internal control procedures and processes at Xi’an Simo post acquisition. Despite significant improvements, Xi’an Simo’s  very short history of being part of a U.S. public company, its large scale, its many subsidiaries located remotely from its headquarters, and limited time to integrate it into the Company, our management team has identified some areas in internal control over financial reporting at Xi’an Simo for further improvement.  Our management team has worked out a plan and will continue to strengthen internal control systems at Xi’an Simo.”

Looking ahead, Mr. Yang added, “We expect to deliver continued growth in top and bottom lines in 2011. We expect our rotary motors business to keep its momentum as capacity expansions both at Weihai and Xi’an Simo kick in during the year. In specialty micro motors, we expect increased contribution from the newly launched micro motors and possibly the launch of other new products recently developed. In linear motors, we reported around this time last year that a single-car test metro train was launched for testing with a linear motor driven system developed and manufactured by our company. Now we are glad to report that we recently received the first order from Beijing Airport Express Operating Co., Ltd. or eight linear motor propulsion systems to be installed in the four cars of the first train fully “made-in-China.”   This train will be placed on trial operations on the Beijing Airport Express Way. We expect mass production of metro trains to begin when this trial operation is successfully completed.

“We recently received orders for a total of 35 oil pumps from Jiangsu Oil Field and Jilin Oil Field. This is the first time we expand our sales beyond our traditional client, Daqing Oil Field, a critical milestone in the development of our proprietary linear motor driven oil pump. We believe that we remain in a leadership position in the development of linear motor technology and in the manufacturing of linear motors in China.

“Harbin Electric exited 2010 with strong momentum and well positioned both financially and competitively for another year of solid performance. We are highly confident in our execution capabilities and optimistic about our future.

“While we strongly believe that we have made significant progress in the way we run our business in the few years since we became publicly traded in the US, we still have room for improvement.  Management is strongly committed to transparency and corporate governance of the highest standards and determined to take all appropriate measures to bring the Company to an even higher level of performance,” concluded Mr. Yang.

Recent Event

On October 10, 2010, the Company’sBoard of Directors received a proposal from its Chairman and Chief Executive Officer, Mr. Tianfu Yang (“Mr. Yang”) and Baring Private Equity Asia Group Limited (“Baring”) for Mr. Yang and an investment fund advised by Baring (the "Baring Fund") to acquire all of the outstanding shares of Common Stock of Harbin not currently owned by Mr. Yang and his affiliates in a going private transaction for $24.00 per share in cash, subject to certain conditions. Mr. Yang owns 30.9% of our Common Stock. The proposal letter stated that Mr. Yang and Baring intended to form an acquisition vehicle for the purpose of completing the acquisition and that they intended to finance the acquisition with a combination of debt and equity capital. The proposal letter also stated that Goldman Sachs (Asia) LLC (“Goldman”) is acting as financial advisor to the acquisition vehicle to be formed by Mr. Yang and Baring and that Goldman had informed Mr. Yang and Baring that it is highly confident that the underwriting and arranging of commitments for the debt financing needed to complete the transaction can be done. The proposal letter further stated that the equity portion of the financing would be provided by Mr. Yang, the Baring Fund and related sources.

On November 22, 2010, the Board received a new letter from Mr. Yang regarding his previously announced proposal to take the Company private (the “Yang Proposal”). In this letter, Mr. Yang advised the Board that, by mutual agreement, Mr. Yang and Baring Private Equity Asia Group Limited (“Baring”) had amended and restated their previously announced Consortium Agreement, pursuant to which they had agreed to work together exclusively on the Yang Proposal. The amended and restated agreement between Baring and Mr. Yang provides that Baring’s participation in the Yang Proposal will consist solely of a right (but not an obligation) to provide up to 10% of the financing for the transaction, in the form of debt and/or equity and that Mr. Yang will not be restricted from seeking alternative sources of financing, in the form of debt and/or equity, for the transaction. Mr. Yang further advised the Company that he intends to proceed with a proposal to take the Company private at the previously announced proposed price of $24.00 per share, that he would seek alternative sources of financing for the transaction, and that Goldman Sachs (Asia) LLC would continue to act as financial advisor to Mr. Yang in connection with the transaction.

The Company’s Board of Directors has formed a special committee of independent directors to evaluate and consider this proposal and any other alternative proposals or other strategic alternatives that may be available to the Company. Since being formed, the Special Committee has engaged legal and financial advisors. The Special Committee’s process is ongoing and the Special Committee intends to continue with its work, including evaluating any proposal presented by Mr. Yang as well as other proposals which the Company may receive, for as long as the Special Committee, in consultation with its advisors, deems necessary. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

Conference Call Details

The Company will host a conference call to discuss the fourth quarter and full year 2010 financial results at 8:30 a.m. ET on Thursday, March 17, 2011. Tianfu Yang, Chairman and Chief Executive Officer, Zedong Xu, Chief Financial Officer, and Christy Shue, Executive Vice President, will be on the call.

To participate in the conference call, please dial any of the following numbers:

US Dial in (Toll Free):	1-877-317-6789
Canada Dial in (Toll Free):	1-866-605-3852
International Dial In:	1- 412-317-6789
China North Toll Free:	10-800-712-2304
China South Toll Free:	10-800-120-2304

The conference ID for the call is Harbin Electric.

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to www.harbinelectric.com and click on "Harbin Electric Q4 and Full Year 2010 Financial Results Conference Call." The replay of the webcast will be available for 30 days and will be archived on the Investor Kits page of the website after 30 days.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the year ended December 31, 2010. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized, and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in the energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. The Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin, and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaboration with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driven oil pump, the first of its kind in the world, for the largest oil field in China. Its self-developed linear motor propulsion system is powering China's first domestically-made linear-motor-driven metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit www.harbinelectric.com.

For investor and media inquiries, please contact:

Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel:	1-631-312-8612
Email:	IR@HarbinElectric.com

Kathy Li
Christensen Investor Relations
Tel:	1-212-618-1978
Email:	kli@christensenir.com

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$98,753,870	$92,902,400
Restricted cash	1,061,900	3,522,009
Notes receivable	1,845,883	1,086,929
Accounts receivable, net	85,899,332	93,322,885
Inventories, net	62,843,556	74,913,877
Other assets, current	2,501,695	5,828,453
Advances on inventory purchases	15,893,866	11,718,544
Total current assets	268,800,102	283,295,097

PLANT AND EQUIPMENT, net	173,074,138	156,364,548

OTHER ASSETS:
Debt issuance costs, net	496,804	359,255
Advances on plant and equipment purchases	48,830,831	10,532,902
Advances on intangible assets	3,645,361	3,133,512
Goodwill	54,919,738	54,073,754
Other intangible assets, net	23,147,079	21,472,471
Other assets, non-current	1,403,326	1,722,693
Total other assets	132,443,139	91,294,587

Total assets	$574,317,379	$530,954,232

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable - short term	$2,123,800	$4,533,268
Accounts payable	26,881,540	47,099,135
Short term loans	29,490,480	44,439,629
Customer deposits	14,621,882	18,455,842
Accrued liabilities and other payables	17,934,047	12,329,394
Taxes payable	8,205,807	8,233,862
Amounts due to original shareholders	758,500	28,681,976
Current portion of notes payable, net	-	7,660,210
Total current liabilities	100,016,056	171,433,316

LONG TERM LIABILITIES:
Long term loans	50,070,000	4,401,000
Warrant liability	1,526,530	4,623,558

Total liabilities	151,612,586	180,457,874

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common Stock, $0.00001 par value, 100,000,000 shares authorized, 31,250,820 and 31,067,471 shares issued and outstanding as of December 31, 2010 and December 31, 2009, respectively	312	310
Paid-in-capital	218,212,343	218,094,374
Retained earnings	136,149,513	69,594,111
Statutory reserves	33,129,367	22,869,423
Accumulated other comprehensive income	32,360,515	18,638,299
Total shareholders' equity	419,852,050	329,196,517

NONCONTROLLING INTERESTS	2,852,743	21,299,841

Total liabilities and shareholders' equity	$574,317,379	$530,954,232

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008

REVENUES	$426,481,250	$223,234,394	$120,820,302

COST OF SALES	290,768,312	146,622,220	73,343,521

GROSS PROFIT	135,712,938	76,612,174	47,476,781

RESEARCH AND DEVELOPMENT EXPENSE	3,423,386	2,093,366	1,170,169

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	38,974,147	18,671,507	11,913,435

INCOME FROM OPERATIONS	93,315,405	55,847,301	34,393,177

OTHER EXPENSE (INCOME), NET
Other income, net	(5,489,629)	(5,462,148)	(1,575,224)
Interest expense, net	4,593,099	12,315,645	6,065,814
Loss on currency hedge settlement	-	9,000,000	-
Gain on debt repurchase	-	(4,155,000)	-
Loss from disposal of subdivision	623,158	-	-
Change in fair value of warrants	(574,131)	13,214,525	-
Total other (income) expense, net	(847,503)	24,913,022	4,490,590

INCOME BEFORE PROVISION FOR INCOME TAXES	94,162,908	30,934,279	29,902,587

PROVISION FOR INCOME TAXES	14,915,151	7,796,084	4,523,888

NET INCOME BEFORE NONCONTROLLING INTEREST	79,247,757	23,138,195	25,378,699

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	2,432,411	3,491,414	-

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	76,815,346	19,646,781	25,378,699

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	13,721,482	(70,011)	9,513,907
Foreign currency translation adjustment attributable to noncontrolling interest	(22,826)	683
Change in fair value of derivative instrument	-	(3,237,042)	5,081,414

COMPREHENSIVE INCOME	$90,514,002	$16,340,411	$39,974,020

EARNINGS PER SHARE
Basic
Weighted average number of shares	31,102,634	25,568,936	20,235,877
Earnings per share before noncontrolling interest	$2.55	$0.90	$1.25
Earnings per share attributable to controlling interest	$2.47	$0.77	$-
Earnings per share attributable to noncontrolling interest	$0.08	$0.13	$-

Diluted
Weighted average number of shares	31,282,065	25,672,420	21,323,660
Earnings per share before noncontrolling interest	$2.53	$0.90	$1.19
Earnings per share attributable to controlling interest	$2.46	$0.77	$-
Earnings per share attributable to noncontrolling interest	$0.07	$0.13	$-

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attibutable to noncontrolling interest	$2,432,411	$3,491,414	$-
Net income attibutable to controlling interest	76,815,346	19,646,781	25,378,699
Consolidated net income	79,247,757	23,138,195	25,378,699
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	8,027,525	3,563,602	1,608,724
Amortization of intangible assets	1,638,801	1,166,304	1,032,674
Amortization of debt issuance costs	362,451	1,313,024	542,438
Amortization of debt discount	1,439,790	10,949,344	4,489,135
Provision for (recovery of) accounts receivable	7,205,988	(437,191)	(1,899)
Provision for inventory reserve	1,549,882	-	-
Share-based compensation	994,779	1,211,037	1,782,454
Loss on derivative instrument	-	-	541,018
Realized loss on extinguishment of derivative liability	-	9,000,000	-
Realized gain on repurchase of notes payable	-	(4,155,000)	-
Loss on disposal of equipment	792,417	1,305,831	-
Gain on disposal of intangiable assets	-	(89,955)	-
Change in fair value of warrants	(574,131)	13,214,525	-
Loss on sale of subdivision	623,158	-	-
Change in operating assets and liabilities
Notes receivable	(1,203,746)	352,233	(1,076,669)
Accounts receivable	2,714,677	69,474	(1,174,801)
Inventories	11,576,990	12,174,305	9,605,737
Other assets, current	2,604,927	(1,321,224)	1,313,578
Advances on inventory purchases	(3,697,854)	(151,787)	(730,043)
Other assets, non-current	330,641	98,624	8,920
Accounts payable	(20,776,901)	(1,660,309)	591,620
Customer deposits	(3,769,686)	(4,052,825)	(1,277,737)
Accrued liabilities & other payables	4,519,337	(2,483,281)	(1,627,632)
Taxes payable	(323,954)	(688,173)	1,298,829
Net cash provided by operating activities	93,282,848	62,516,753	42,305,045

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired through acquisition	-	11,092,963	5,061,757
Payment for advances on non-current assets	-	(4,317,899)	(403,620)
Payment for advances on intangible assets	(395,009)	-	-
Payment for advances on equipment purchases	(36,983,064)	-	-
Purchase of intangible assets	(94,373)	(9,969)	-
Purchase of plant and equipment	(19,510,180)	(8,478,159)	(16,035,159)
Proceeds from disposal of plant and equipment	206,509	282,877	-
Additions to construction-in-progress	(1,010,284)	(3,733,692)	(16,386,519)
Payment to original shareholders for acquisition	(27,230,236)	(83,958,460)	(53,335,500)
Payment to acquire noncontrolling interests	(27,684,220)	-	-
Deconsolidation of cash held in disposed subdivisions	(602,948)	-	-
Proceeds from sale of controlling interests in subsidiaries	1,846,105	-	-
Net cash used in investing activities	(111,457,700)	(89,122,339)	(81,099,041)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease (increase) in restricted cash	2,516,199	(2,992,096)	(504,525)
Net proceeds from stock issuance	-	107,491,950	46,290,743
Proceeds received from exercise of warrants and options	1,987,503	11,913,499	1,985,543
Deposit to secure investment in cross currency hedge	-	1,000,000	-
Payment on cross currency hedge	-	(9,000,000)	(365,032)
Payment to related party	(1,517,000)	-	-
Proceeds from related party	1,517,000	-	-
Proceeds from cross currency hedge	-	-	145,945
Payment on notes payable	(9,100,000)	(32,745,000)	(4,000,000)
Proceeds from notes payable-short term	1,913,542	6,151,756	-
Payment on notes payable-short term	(4,413,968)	(5,125,486)	(3,315,450)
Proceeds from short term loan-bank	23,374,520	15,020,201	-
Repayment of short term loan-bank	(37,786,835)	(18,872,916)	(1,034,997)
Proceeds from short term loan-other	1,076,807	-	-
Repayment of short term loan-other	(6,349,035)	-	-
Repayment of long term loan-bank	-	(1,466,700)	-
Proceeds from long term loan-bank	49,570,000	-	-
Dividend payment to shareholders	-	(150,071)	-
Net cash provided by financing activities	22,788,733	71,225,137	39,202,227

EFFECTS OF EXCHANGE RATE CHANGE ON CASH	1,237,589	(129,414)	2,470,139

INCREASE IN CASH	5,851,470	44,490,137	2,878,370

Cash and cash equivalents, beginning of period	92,902,400	48,412,263	45,533,893

Cash and cash equivalents, end of period	$98,753,870	$92,902,400	$48,412,263